Exhibit 99.2

April 27, 2018

MONOTYPE IMAGING INC.
Supplemental Financial Information as of March 31, 2018
(unaudited, in $ millions)

	Q1'16	Q2'16	Q3'16	Q4'16	2016	Q1'17	Q2'17	Q3'17	Q4'17	2017	Q1'18
Revenue
OEM	$25.9	$25.3	$24.4	$24.4	$100.0	$25.4	$27.2	$26.0	$26.6	$105.2	$21.7
Creative Professional	23.9	23.4	27.8	27.3	102.4	27.1	30.6	34.5	38.4	130.6	35.0
Total Revenue	49.8	48.7	52.2	51.7	202.4	52.5	57.8	60.5	65.0	235.8	56.7

Non-GAAP net adjusted EBITDA
GAAP Income from operations	9.3	10.0	5.8	1.3	26.4	0.1	2.0	6.1	5.5	13.7	(2.8)
Amortization and depreciation	2.9	2.9	3.3	3.2	12.3	3.1	3.1	3.1	3.1	12.4	3.3
Stock based compensation	3.8	3.6	5.3	4.6	17.3	4.8	5.2	5.3	4.8	20.1	4.2
Acquisition-related compensation	0.6	0.6	1.1	1.6	3.9	1.4	1.4	1.4	1.5	5.7	1.2
Non-recurring expense	-	0.4	0.7	1.9	3.0	-	-	0.2	3.7	3.9	5.1
Non-GAAP net adjusted EBITDA	16.6	17.5	16.2	12.6	62.9	9.4	11.7	16.1	18.6	55.8	11.0

Non-recurring expense
restructuring	-	-	-	1.9	1.9	-	-	-	3.2	3.2	0.2
advisor fees related to shareholder activities	-	-	-	-	-	-	-	0.2	0.5	0.7	2.7
transaction expenses	-	0.4	0.7	-	1.1	-	-	-	-	-	-
royalty expense associated with revenue not recognized under ASC 606	-	-	-	-	-	-	-	-	-	-	2.2
Total non-recurring	-	0.4	0.7	1.9	3.0	-	-	0.2	3.7	3.9	5.1

Key Balance Sheet and Cash Flow Items
Cash, cash equivalents and restricted cash	104.8	118.9	115.9	109.4	109.4	104.9	101.6	97.5	100.8	100.8	101.4
Cash flow from operating activities (1)	11.2	17.7	12.1	8.5	49.4	5.6	6.8	9.1	12.3	33.8	7.5
Acquisitions, net of cash acquired	(0.1)	-	(120.3)	2.1	(118.3)	-	-	-	-	-	-

Proceeds from (payments on) revolving line of credit	-	-	110.0	(5.0)	105.0	(3.0)	(3.0)	(3.0)	(3.0)	(12.0)	(3.0)
Purchase of treasury stock	-	-	-	(5.6)	(5.6)	(0.7)	(1.6)	(4.2)	(0.5)	(7.0)	-
Common stock dividend paid	$-4.0	$-4.5	$-4.5	$-4.6	$-17.5	$-4.6	$-4.7	$-4.7	$-4.7	$-18.8	$-4.7

(1) Amounts have been restated to conform with the Company’s adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash on January 1, 2018.

For a full reconciliation of GAAP to Non-GAAP Measures, please refer to the Company's press release issued April 27, 2018.

Investor Contact
Chris Brooks, ir@monotype.com